Exhibit 5.1

OPINION AS TO LEGALITY OF SECURITIES BEING REGISTERED

June 3, 2016

NETGEAR, Inc.
350 East Plumeria Drive
San Jose, CA 95134

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NETGEAR, Inc., a Delaware corporation (the “Company” or “you”), with the Securities and Exchange Commission on June 3, 2016, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 3,199,827 shares of the Company's common stock (the “Shares”) reserved for issuance under the Company's 2016 Equity Incentive Plan (the “Plan”) and an additional 1,000,000 shares (the "ESPP Shares") under the Company's 2003 Employee Stock Purchase Plan (the "ESPP"), as amended. I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan and the ESPP Shares pursuant to the ESPP.

It is my opinion that the Shares and the ESPP Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and the ESPP and pursuant to the agreements that accompany the Plan and the ESPP, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Andrew W. Kim
Andrew W. Kim, Esq.
NETGEAR, Inc.
Senior Vice President of Corporate Development and General Counsel

1